PRESS RELEASE	EXHIBIT 99.1

Scripps Networks Interactive to acquire Travel Channel International

For immediate release

March 22, 2012

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) today reached an agreement to acquire Travel Channel International Limited (TCI), an independent company headquartered in the United Kingdom that distributes the Travel Channel brand in 20 languages across Europe, Africa, Middle East and Asia Pacific regions.

The company produces and commissions original travel programming for distribution in 91 countries.

Scripps Networks Interactive will pay £65 million to acquire TCI. The transaction is expected to be completed in the second quarter of 2012 pending regulatory approval.

“Scripps Networks Interactive is the natural home for Travel Channel International,” said Richard Wolfe, chief executive of TCI. “Combining TCI’s reach and resources in our territories with those of SNI’s U.S. Travel Channel creates a new worldwide brand with powerful synergies in programming and advertising.”

“We are looking forward to integrating Travel Channel International into Scripps Networks Interactive’s portfolio of popular lifestyle networks,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “TCI brings unique value to us as we establish our brands in the global media marketplace. We’re enthusiastic about sharing our lifestyle programming expertise internationally, engaging a new set of passionate media consumers overseas, and increasing our footprint in Europe and Asia, building on the solid foundation we’ve established for the continued international growth of our brands.”

Formed in 2004, TCI has affiliate agreements with approximately 850 distributors. The company’s 46 full-time employees in London will join Scripps Networks Interactive at the completion of the transaction.

4

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

5